FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 25, 2012

Commonwealth Realty Partners, Inc.
(Exact name of registrant as specified in its charter)

Nevada	27-1219412
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

50 Federal Street
Newburyport, MA 01950
(Address of principal executive offices)

Telephone: 978-255-2949
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Commonwealth Realty Partners, Inc., a Nevada corporation, in connection with the items described below.

Item 4.01 Changes in Registrant’s Certifying Accountant

(a) On October 23, 2012 Commonwealth Realty Partners, Inc (the “Company”) received notification from Silberstein Ungar, PLLC (“Silberstein Ungar”) that the Silberstein Ungar had resigned as the independent registered public accounting firm of the Company.  The Company accepted this resignation.

The reports of Silberstein Ungar regarding the Company’s financial statements as of November 30, 2011 and the statements of operations, stockholders’ deficit and cash flows for the year then ended and for the period from November 18, 2009 (inception) through November 30, 2011 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.  The reports of Silberstein Ungar, however, stated that there is substantial doubt about the Company’s ability to continue as a going concern.

(b) The Board of Directors of the Company resolved to engage the independent registered public accounting firm of Stan J. H. Lee (“Stan J. H. Lee”), the Company’s new independent registered public accountants, which appointment Mr. Lee has has accepted with the resignation of Silberstein Ungar.

During the two most recent fiscal years and the interim period preceding the engagement of Mr. Lee, the Company has not consulted with Mr. Lee regarding either: (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered by Mr. Lee or (iii) any other matter that was the subject of disagreement between the Company and its former auditor as described in Item 304(a)(1)(iv) of Regulation S-B.   The Company did, however, submit the most recent quarterly financial statement for the quarter ended August 31, 2012 which Mr. Lee will be reviewing on behalf of the company, and the Company will file a Form 10-Q/A once Mr. Lee’s review has been completed.

Mr. Lee will be providing an audit for the year ended 2012 when the Company’s audit period ends on November 30, 2012 as well as reviews for 2012 in preparation for the 2012 audit.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

16.1	Letter from Auditor

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Commonwealth Realty Partners, Inc.

Date: October 25, 2012	By:	/s/ Christopher Cronin
Christopher Cronin
President and Director

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